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                                                                 Exhibit 23.3


INDEPENDENT AUDITORS' CONSENT


The Board of Directors
U.S. Office Products Company:

We consent to the incorporation by reference in this registration on Form S-4
(333-                 ) of U. S. Office Products Company of our reports dated
August 28, 1996 with respect to the balance sheets of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which reports appear in the Annual Report on Form 10-K/A Amendment No. 1 of the U. S. Office Products Company for the year ended April 26, 1997, and to the reference to our firm under the Heading "Experts" in the prospectus.

                                            KPMG PEAT MARWICK L.L.P.



Norfolk, Virginia
September 19, 1997